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                                                                 Plan as amended
                                                       Effective October 1, 1994

                 OBERWEIS EMERGING GROWTH FUND RULE 12B-1 PLAN
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     The plan ("Plan") described below is adopted pursuant to the provisions of
Rule 12b-1 ("Rule 12b-1") under the Investment Company Act of 1940 (the "1940 Act") by the Board of Trustees ("Board") of Oberweis Emerging Growth Fund ("Fund"), including a majority of the members of the Board who are not "interested persons" (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the Plan or any agreement related thereto. The Board having determined that there is a reasonable likelihood that the following described Plan as amended will benefit the Fund and its shareholders and that said Plan is otherwise in the best interests of the Fund and its shareholders, hereby adopts and approves the Plan as amended and the related agreements described herein.

     1. The Plan is adopted in order to induce other firms (including brokerage firms, depository institutions and other firms) to provide distribution and/or administrative services to the Fund and its shareholders and to enable the Fund to compensate such firms (including depository institutions and other firms) for certain expenses associated with the distribution services (in the case of broker-dealers and other firms) and administrative services (in the case of all firms) to be provided under the Plan. Pursuant to the Plan, asset-based sales charges imposed by the Fund, as defined in Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("Article III, Section 26"), shall not exceed (a) .50 of 1% of the average daily net assets of the Fund, and (b) those permitted by Article III, Section 26, and the Fund shall calculate its permissible amount of asset-based sales charges on new gross sales of the Fund since the Fund's inception.

     2. Pursuant to a Distribution Agreement, the Fund shall pay the principal distributor (the "Principal Distributor") an annual fee for distribution services (the "Distribution Fee") at an annual rate that may range from .25 to
 .45 of 1% of the average daily net assets of the Fund in the manner set forth in said Distribution Agreement, with the specific amount to be set as the Board and the Principal Distributor shall mutually agree from time to time. The Principal Distributor is also authorized to pay participating broker-dealers and other firms any portion or all of the Distribution Fee pursuant to agreements between the Principal Distributor and said firms substantially in the form attached to the Distribution Agreement or in a form otherwise approved by the Board. Part or all of such fees may be utilized by the Principal Distributor and the participating broker-dealers or other firms to pay for certain expenses associated with the distribution services to be provided under said agreements.

     3. Pursuant to a Shareholder Service Agreement (the "Service Agreement"), the Fund shall pay the primary shareholder service agent (the "Service Agent") an annual fee for administrative services (the "Service Fee") at an annual rate that may range from .05 to .25 of 1% of the average daily net assets of the Fund in the manner set forth in said Service Agreement,
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with the specific amount to be set as the Board and the Service Agent shall mutually agree from time to time. The Service Agent is also authorized to pay participating broker-dealers and other firms (including depository institutions) ("Firms") any portion or all of the Service Fee with respect to accounts serviced by such persons pursuant to the servicing agreements between the Service Agent and said Firms, substantially in the form attached to the Service Agreement or in a form otherwise approved by the Board. Part or all of such fees may be utilized by the Service Agent and the Firms to pay for certain expenses associated with the administrative services to be provided under said agreements.

     4. The Board shall require that the Principal Distributor prepare reports for review of the Board on a quarterly basis which list the amounts expended by the Principal Distributor under the Distribution Agreement and the purposes for such expenditures, including amounts paid to participating broker-dealers or other firms, if any, and such other information as from time to time shall be reasonably requested by the Board. The Board shall require that the Service Agent prepare reports for review of the Board on a quarterly basis which list the amounts expended by the Service Agent under the Service Agreement and the purposes for such expenditures, including amounts paid to other Firms, if any, and such other information as from time to time shall be reasonably requested by the Board. Not less frequently than quarterly, the Board shall review said reports at a meeting of the Board.

     5. The Plan first became effective upon its approval by the shareholders of the Fund at a special meeting of shareholders held on May 4, 1989 and amendments to the Plan were subsequently approved by the Board of Trustees (including a majority of the Trustees who are not interested persons of the Fund) effective as of May 17, 1994 and October 1, 1994.

     6. The Plan (and related agreements) unless terminated earlier as hereinafter provided, shall continue in effect from year-to-year so long as each such continuance is approved at least annually by the vote of the Board, including a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto cast in person at a meeting called for the purpose of voting on such Plan (and related agreements).

     7. The Plan may be terminated by the Fund at any time upon the vote of a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) and any related agreement may be terminated by the Fund in a similar manner without penalty upon at least 60 days written notice to the other party as provided in such agreements. The Distribution Agreement and the Service Agreement may each be terminated by the Principal Distributor and the Service Agent, respectively, without penalty upon at least 60 days written notice to the Fund.

     8. All material amendments to the Plan must be approved by the vote of the Board, including a majority of the Trustees of the Fund who are not interested persons (as defined in the

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1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto, cast at a meeting called for the purpose of voting on such amendments, and in the case of any amendment materially increasing the amount of expenditures for distribution to be paid by the Fund, by the vote of the majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

     9. So long as the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of those Trustees who are not interested persons of the Fund.

     10. Any agreement with any person relating to the implementation of this Plan shall be subject to automatic termination upon its assignment (as defined in the 1940 Act).

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